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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       HOMECAPITAL INVESTMENT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           NEVADA                                  95-3614463
      (State of Incorporation                 (I.R.S. Employer
       or Organization)                       Identification No.)


                            6836 AUSTIN CENTER BLVD.
                                   SUITE 280
                              AUSTIN, TEXAS 78731
                    (Address of Principal Executive Offices)

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

          Securities Act registration statement file number to which this form relates: ______________________________ (if applicable).

          Securities to be registered pursuant to Section 12(b) of the Act:

          Title Of Each Class                Name of Each Exchange On Which
          To Be So Registered                Each Class Is To Be Registered
          -------------------                ------------------------------

        Common Stock ($.01 par value)        PACIFIC EXCHANGE, INC.


          Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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       ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). All shares of Common Stock have equal rights as to earnings, assets, dividends and voting privileges and, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor, subject to any preferential dividend rights of holders of Preferred Stock. Shares of Common Stock have no preemptive, conversion or redemption rights and are freely transferable. In the event of liquidation, dissolution or winding up of the Company, each share of Common Stock is entitled to share ratably in all assets of the Company that are legally available for distribution after payment of all debts and other liabilities and subject to any prior rights of holders of Preferred Stock, if any, then outstanding. Each share of Common Stock is entitled to one vote and does not have cumulative voting rights, which means that holders of a majority of such shares, together with holders of any outstanding shares of voting Preferred Stock, if they so choose, could elect all of the directors, and holders of less than a majority of such shares would, in that case, be unable to elect any director, subject to any rights granted to holders of outstanding shares of Preferred Stock to elect directors under provisions authorizing the Preferred Stock.

     The shares of Common Stock are listed on the Nasdaq SmallCap Market (symbol
HCAP); and application has been made to list the shares of Common Stock on the Pacific Exchange.

ITEM 2.   EXHIBITS.

     None.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    HOMECAPITAL INVESTMENT CORPORATION
                                    (Registrant)



Date:  September 11, 1997           By: /s/ John W. Ballard
                                       --------------------
                                      JOHN W. BALLARD, President,
                                      Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer


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